NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 16, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 05, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between DecisionPoint Systems, Inc. and Derby Merger Sub, Inc., a wholly owned subsidiary of Barcoding Derby Buyer, Inc., which are are affiliates of Barcoding Holdings, LLC, a portfolio company of Graham Partners became effective before market open on July 5, 2024. Each Common Stock of DecisionPoint Systems, Inc. was exchanged for USD 10.22 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 05, 2024.